[Company Letterhead]

[DATE]

[Name]
[Address]

Dear [Name]:

I am pleased to offer you a severance agreement with eHealth, Inc. (the “Company”) based on the terms described in this letter agreement (the “Letter”) and the attached Appendix A (which is incorporated by reference and is made part of this Letter). Unless otherwise defined in this Letter, capitalized terms will have the meanings that are provided in Appendix A.

If your employment with the Company is terminated by the Company without Cause and other than due to death or Disability, then subject to the additional terms and conditions described in Appendix A, you will receive:

(a)
continued payment of your base salary as in effect immediately prior to the termination of your employment with the Company, for a period of six (6) months following the termination of your employment with the Company, payable in accordance with the Company’s normal payroll practices (“Salary Severance”), and

(b)
if you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period specified under COBRA for you and your eligible dependents, then the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your termination) until the earlier of (i) a period of six (6) months following the date of termination or (ii) the date upon which you and/or your eligible dependents become covered under similar plans (“COBRA Severance”).

All payments made under this Letter will be subject to withholding of applicable income, employment and other taxes. This Letter supersedes any agreement concerning similar subject matter dated prior to the date of this Letter. This Letter will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). The invalidity or unenforceability of any provision of this Letter will not affect the validity or enforceability of any other provision of this Letter, which will remain in full force and effect. This Letter may be modified only by a writing executed by you and a duly authorized officer of the Company (other than you).

To accept this Letter, please date and sign this Letter below where indicated and return it to [Name and Contact]. If you do not accept this Letter by [Date], 2016, this Letter will not become effective.

We thank you for your continued service to the Company.

Sincerely,

[Name]
[Title]
eHealth, Inc.

__________________
By signing this Letter, I acknowledge that I have read this Letter carefully and understand its terms and that I enter into this Letter knowingly and voluntarily; and I agree to and accept all the terms set forth in this Letter.
Agreed and Accepted:

Dated:                 , 2016        [Employee Name]

APPENDIX A
Any capitalized terms not defined in this Appendix A will have the meaning provided in the Letter to which this Appendix A is attached.

A.Release of Claims Agreement.
(1)
    Release Deadline. The receipt of any severance payments or benefits under the Letter and this Appendix A (the “Severance Benefits”) is subject to your signing and not revoking the Company’s then-standard separation agreement and release of claims (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following the termination of your employment (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, you will forfeit any right to the Severance Benefits. In no event will Severance Benefits be paid or provided, or in the case of installments, begin, until the Release actually becomes effective and irrevocable.
(2)
    Payment Timing Following Release. If the Release becomes effective and irrevocable by the Release Deadline Date, then in each case subject to Section C below, the Severance Benefits will be paid, or in the case of installments, will begin, on the date that the Release becomes effective and irrevocable, provided that if the Release Deadline Date occurs in the calendar year following the calendar year in which the termination of your employment occurs, then the Severance Benefits will be paid, or in the case of installments, will begin, on the later of (a) the date on which the Release becomes effective and irrevocable, or (b) the first business day of the calendar year immediately following the calendar year in which the termination of your employment occurred (such payment date, the “Severance Start Date”), but in no event later than March 15th of the calendar year following the calendar year in which the termination of your employment occurs, and any Severance Benefits otherwise payable to you during the period immediately following the termination of your employment with the Company through the Severance Start Date will be paid in a lump sum to you on the Severance Start Date, with any remaining payments to be made as provided in the Letter (or this Appendix A, as applicable).
B.Cash Severance in Lieu of COBRA Severance. Notwithstanding the COBRA Severance that is described in the Letter, if the Company determines in its sole discretion that it cannot provide the COBRA Severance to you without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of the COBRA Severance, the Company will provide to you a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage and will begin on the first month following the termination of your employment and will end on the earlier of (x) the date upon which you obtain other employment or (y) the date the Company has paid an amount equal to six (6) payments. For the avoidance of doubt, any taxable payments in lieu of COBRA Severance may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

C.Section 409A.
(1)
    Notwithstanding anything to the contrary in the Letter or this Appendix A, no Severance Benefits to be paid or provided to you, if any, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no Severance Benefits payable to you, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A. Notwithstanding the provisions set forth in Section A above, provided that the Release becomes effective and irrevocable in accordance with Section A, in the event that the termination of your employment occurs at a time during the calendar year when the Release could become effective in the calendar year immediately following the calendar year in which the termination of your employment occurs (regardless of which calendar year the Release actually becomes effective and irrevocable), then any Severance Benefits that would be considered Deferred Payments that otherwise are payable between the date of termination of your employment and the Release Deadline Date will be paid, or in the case of installments, will commence, on the Release Deadline Date, and any remaining or other Severance Benefits will be paid in accordance with their payment schedule as provided in the Letter and this Appendix A.
(2)
    It is intended that none of the Severance Benefits will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in subsection (4) below or resulting from an involuntary separation from service as described in subsection (5) below. In no event will you have discretion to determine the taxable year of payment of any Deferred Payment.
(3)
     Notwithstanding anything to the contrary in the Letter or this Appendix A, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Letter and this Appendix A is intended to constitute a separate payment under Section 1.409A‑2(b)(2) of the Treasury Regulations.
(4)
     Any amount paid under the Letter or this Appendix A that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of subsection (1) above.
(5)
     Any amount paid under the Letter or this Appendix A that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A‑1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of subsection (1) above.
(6)
    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. For purposes of the Letter and this Appendix A, to the extent required to be exempt from or comply with Section 409A, references to the “termination of your employment” or similar phrases will be references to your “separation from service” within the meaning of Section 409A. The Company and you agree to work together in good faith to consider amendments to the Letter and this Appendix A and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes imposed or other costs incurred as result of Section 409A.
D.Limitation on Payments. In the event that the Severance Benefits or other payments and benefits payable or provided to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section D, would be subject to the excise tax imposed by Section 4999 of the Code, then your Severance Benefits or other payments or benefits (the “280G Amounts”) will be either: (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.
(1)
    Reduction Order. In the event that a reduction of 280G Amounts is being made in accordance with this Section D, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order: (a) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (b) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (c) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (d) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).
In no event will you have any discretion with respect to the ordering of payments.
(2)
    Calculations. Unless the Company and you otherwise agree in writing, any determination required under this Section D will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs and make all payments for the Firm’s services relating to any calculations contemplated by this Section.
E.Definitions. The following terms referred to in the Letter and this Appendix A will have the following meanings:
(1)
    Cause. “Cause” will mean: (a) your commission of any act of fraud, embezzlement or dishonesty, (b) your being convicted of, or your plea of nolo contendere to, a felony under the laws of the United States or any state thereof, (iii) your continued failure to perform lawfully assigned duties for thirty (30) days after receiving written notification from the Company, (iv) your unauthorized use or disclosure of confidential information or trade secrets of the Company, or (v) any other intentional misconduct by you that adversely affects the business of the Company in a material manner. The foregoing definition does not in any way limit the Company’s ability to terminate your employment relationship at any time, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.
(2)
    Code. “Code” will mean the Internal Revenue Code of 1986, as amended.
(3)
    Disability. “Disability” will mean your inability to perform the essential functions of your job due to a permanent and total disability as defined under Section 22(e)(3) of the Code.
(4)
    Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A‑1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.
F.Exclusive Remedy. The Letter and this Appendix A are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which you may be entitled, whether at law, tort or contract, in equity, or under the Letter and this Appendix A (other than the payment of accrued and unpaid wages, as required by law, and any unreimbursed reimbursable expenses). You will be entitled to no benefits, compensation or other payments or rights upon a termination of your employment other than those expressly set forth in the Letter and this Appendix A.